                                                                  EXHIBIT (d)(4)
                                                                  FINAL






                                September 9, 1999



Harmon Industries, Inc,
1600 N.E. Coronado Drive
Blue Springs, MO  64014

Ladies and Gentlemen:

            In connection with our consideration of a possible combination of Harmon Industries, Inc. (the "COMPANY") with GE-Harris Railway Electronics, L.L.C. ("GE HARRIS") or an affiliate of GE Harris, in one or a series of transactions (each, a "TRANSACTION"), we understand that the Company is prepared to furnish (or cause to be furnished) to General Electric Company ("GE") certain confidential, proprietary and material information concerning the business and properties of the Company. All such information, whether furnished directly or indirectly on or before or after the date of this letter (this "AGREEMENT") is collectively referred to in this Agreement as "EVALUATION MATERIAL."

            We acknowledge that it is imperative that the existence and subject matter of these discussions and all Evaluation Material remain confidential. Accordingly, we agree that we will keep confidential the Evaluation Material (including Notes, as defined below, to the extent derived from the Evaluation Material) and that each of our affiliates and the directors, officers, employees, agents, advisors, and representatives (collectively, "Representatives") of GE and its affiliates to whom Evaluation Material is provided will be advised of the confidential nature of the Evaluation Material and directed to abide by the terms of this Agreement (including, with respect to disclosure of discussions or negotiations between the parties, in accordance with paragraph (c) below). We agree to be responsible for any breach of this Agreement by our affiliates or Representatives. An affiliate of a person means any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

            GE further agrees:

            (a) not to use any Evaluation Material (including, for the avoidance of doubt, the use of any margin information in connection with supply or other commercial arrangements between the parties), including any notes, summaries, reports, analyses, or other material derived by us, our affiliates, or our Representatives in whole or in part from the Evaluation Material in whatever form maintained (collectively, "NOTES"), in

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September 9, 1999
Page 2


      each case except for the purpose of evaluating a possible Transaction and the terms thereof;

            (b) to use the same degree of care as with our own confidential information to prevent disclosure of any Evaluation Material except to our affiliates or to our Representatives (but not to News or the financial services businesses of any affiliate of GE to the extent described below), in each case only to the extent necessary to permit them to assist us in making the evaluations referred to in clause (a) above; and

            (c) except as may be required by law, not to disclose to any person, other than those persons described in clause (b) above, that the Evaluation Material has been made available to us or our affiliates and Representatives or that we are having any discussions or negotiations with the Company with respect thereto.

            The obligations to keep Evaluation Material confidential and those set forth in paragraph (c) above will not be deemed to be breached by any disclosure by National Broadcasting Company, Inc. or any other GE affiliate in the ordinary course of their business of disseminating news and information (collectively, "NEWS"), PROVIDED that such disclosure does not result from a breach of the obligations of GE or any of its other affiliates or Representatives under this Agreement.

            The Company may elect at any time by written notice to us to terminate further access to the Evaluation Material. In that case we will promptly return or destroy (with such destruction to be certified to the Company upon request) all Evaluation Material and Notes, without retaining any copy thereof, except that one copy of the Evaluation Material and all Notes may be retained solely in the files of our legal counsel for compliance purposes or for the purpose of defending or maintaining any litigation (including any administrative proceeding) relating to this Agreement. No such termination or return of the Evaluation Material will affect our obligations under this Agreement, all of which will continue in effect.

            This Agreement shall be inoperative as to particular portions of the Evaluation Material if such information (i) becomes generally available to the public, other than as a result of a disclosure by us, our Representatives, or our affiliates in contravention of this Agreement, (ii) was available to us or our affiliates or Representatives on a non-confidential basis prior to its disclosure to us by the Company or its Representatives, (iii) becomes available to us or our affiliates or Representatives on a non-confidential basis from a source other than the Company or its Representatives who to the best of our knowledge is not subject to a confidentiality agreement with, or other obligation of secrecy to, the Company prohibiting such source to make such disclosure, or (iv) was independently developed by us or our affiliates or Representatives without reference to the Evaluation Material.

            If we, our affiliates, or our Representatives are requested or required (by subpoena, civil investigative demand, or similar legal process) to make any disclosure prohibited by this Agreement, we agree to provide the Company with prompt notice of each such request, so that the Company may seek an appropriate protective order or waive compliance with the

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September 9, 1999
Page 3


provisions of this Agreement or both. If after providing the Company with such prompt notice (as provided above) and absent the entry of a protective order or the receipt of a waiver under this Agreement, we, our affiliates, or our Representatives are, on the written advice of counsel, legally compelled to disclose Evaluation Material to avoid liability for legal sanction, we may disclose such information to the extent required without liability under this Agreement.

            With respect to all Evaluation Material furnished hereunder, we understand and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness thereof or otherwise. Only those representations and warranties that may be made in a definitive written agreement for a Transaction, when, as, and if executed, shall have any legal effect.

            We agree that without the written consent of the Company, for a period of one year from the date of this Agreement, neither GE Transportation Systems nor GE-Harris (including, for the avoidance of doubt, any subsidiary of GE or GE-Harris that is part of GE's Transportation Systems business) will solicit the employment of or hire any current executive officer of the Company or any current employee of the Company performing an engineering function, so long as such officer or employee is employed by the Company (including any of its affiliates); PROVIDED, HOWEVER, that a solicitation (and any resulting hiring) shall not be deemed a breach of this Agreement if (i) the person who performs such solicitation has no access to the Evaluation Material and (ii) no person who has access to the Evaluation Material has actual advance knowledge of such solicitation; and, PROVIDED FURTHER, HOWEVER, that the prohibitions against solicitation or hiring of an executive or covered employee as provided above shall not be deemed breached if a search was initiated prior to the date of this Agreement or if at any time an executive or covered employee shall initiate a search for employment within GE. "Solicit for employment" and "hire" shall not be deemed to include general solicitations of employment not specifically directed toward employees of the Company or any hiring resulting from such solicitation.

            We agree that for a period of 18 months following the date of this Agreement, neither GE nor any of its subsidiaries will, except in connection with a Negotiated Transaction (as defined below), directly or indirectly, (i) acquire or agree, or publicly offer, seek or propose, to acquire any voting securities or all or substantially all of the assets of the Company and its subsidiaries or options to acquire such securities or assets or publicly offer, seek or propose, to enter into any merger, consolidation, recapitalization, business combination or similar transaction involving the Company, (ii) publicly seek or propose to influence or control the management or policies of the Company or to obtain representation on the Company's Board of Directors, or solicit or participate in the solicitation of any proxies or consents with respect to the securities of the Company, (iii) enter into any discussions, negotiations, arrangements or understandings, or form or participate in any "group", with any third party, with respect to any of the foregoing, or (iv) except as provided below, make any public announcement with respect to any of the foregoing or take any action that is likely to, in the reasonable judgment of counsel to GE, legally compel the Company to make a public announcement with respect to this Agreement or the foregoing. For purposes of this paragraph, "NEGOTIATED TRANSACTION" shall mean a transaction that has been approved by the Board of Directors of the Company. For the avoidance

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September 9, 1999
Page 4


of doubt, nothing in this Agreement shall preclude initiation of discussions between the parties regarding a potential Transaction by one of the parties. Notwithstanding the foregoing, nothing in this paragraph shall be construed to limit the activities in the ordinary course of business of the financial services business of any affiliate of GE, including ordinary brokerage, discretionary money management, financial advisory, arbitrage, sales, trading and passive market making activities, so long as (i) GE has established a "Chinese Wall" between individuals working on the Transaction or otherwise reviewing the Evaluation Material and those employees of such financial services businesses involved in such activities, and (ii) such activities are undertaken in accordance with such "Chinese Wall" policies and procedures and applicable law.

            Notwithstanding any provision of this Agreement, GE and its subsidiaries, or GE and its affiliates and Representatives, as the context requires, will be released from (i) the obligations of the preceding paragraph and (ii) the other obligations under this Agreement, in the case of such other obligations to the extent necessary to comply with any requirements of law in making a competing offer, upon the occurrence of any event that is reasonably likely, in the reasonable judgment of the Company, to lead to a Transfer of Control of the Company. For purposes of this Agreement, "Transfer of Control of the Company" shall mean (x) the sale by the Company of equity securities of, or a merger, consolidation, share exchange or similar transaction involving, the Company, immediately after the consummation of which the shareholders of the Company (as determined immediately prior to the consummation) would hold less than 80% of the equity securities of the surviving entity; PROVIDED that GE and its subsidiaries, affiliates and Representatives, as the case may be, shall not be released from such obligations in the event such transaction is for the purpose of an acquisition by the Company of another entity (or all or substantially all of the assets of such entity) if the shareholders of the Company (as determined immediately prior to the consummation) would hold at least 50% of the equity securities of the surviving entity; (y) the sale or other transfer of all or substantially all of the assets of the Company and its subsidiaries taken as a whole (including in connection with a joint venture or similar transaction); or (z) a tender offer for more than 20% of the outstanding equity securities of the Company and the Board of Directors of the Company endorses the tender offer or fails to utilize the provisions of the Company's Rights Plan to oppose such tender offer.

            In furtherance of the preceding two paragraphs and for so long as GE remains obligated thereunder, the Company agrees to notify GE promptly, and as soon as practicable but in no event later than 48 hours, after the Company becomes aware of the occurrence of any event that is reasonably likely, in the reasonable judgment of the Company, to lead to a Transfer of Control of the Company, including, but not limited to, commencement by a third party, within the meaning of Rule 14d-2 of the Exchange Act, of an unsolicited tender offer to acquire more than 20% of the outstanding equity interests of the Company or the initiation of a proxy contest, for the purpose of gaining control of the Company, in connection with any special or annual meeting of the Company's shareholders. Notwithstanding the preceding sentence, the Company shall not be obligated to notify GE regarding any such event if after the date of this Agreement, following good faith negotiations, the discussions regarding a potential Transaction have been terminated.

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September 9, 1999
Page 5


         Each party acknowledges that money damages may not be a sufficient remedy for any breach of its obligations under this Agreement. Accordingly, in the event of any such breach or threatened breach, each party, in addition to any other remedy at law or in equity that it may have, shall be entitled to equitable relief, including injunctive relief or specific performance or both. Neither party shall be entitled to any special, consequential, indirect, punitive or exemplary damages, including loss of profits, as a result of any breach of this Agreement, regardless of whether a claim is asserted under contract, tort or other theory, except in the event of a willful breach by the other party, but only to the extent the non-breaching party is able to demonstrate that it has suffered damages as a result of such willful breach.

            Except as otherwise set forth herein, this Agreement shall (i) be binding upon GE and the Company and our respective affiliates and Representatives, (ii) be governed by and construed in accordance with the laws of the State of New York, and (iii) expire on the second anniversary of the date hereof. If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute our agreement with respect to the subject matter hereof.

                                    Very truly yours,

                                    GENERAL ELECTRIC COMPANY


                                    By: /s/ John G. Rice
                                       ---------------------------------------
                                    Name:  John G. Rice
                                    Title: Vice President


Agreed:

HARMON INDUSTRIES, INC.


By: /s/ Robert E. Harmon         9-14-99
   ---------------------------
Name:  Robert E. Harmon
Title: Chairman